Free Writing Prospectus dated September 11, 2012	Filed pursuant to Rule 433
(to Prospectus dated September 30, 2009 and	Registration Statement Nos. 333-162219
Preliminary Prospectus Supplement dated September 11, 2012)

TERMS AND CONDITIONS
USD $2,000,000,000 2.550% Senior Notes due September 18, 2015

Issuer	The Royal Bank of Scotland Group plc
Expected Issuer Ratings*	Baa1 / A- / A (Moody’s / S&P / Fitch)
Ranking	Senior
Principal Amount	USD $2,000,000,000
Price to the Public	99.943%
Redemption Price	100.000% of principal amount of the relevant Note
Specified Currency	USD
Trade Date	September 11, 2012
Settlement Date	September 18, 2012 (T+5), in accordance with DTC’s procedures
Maturity	September 18, 2015
Call Option	No
Benchmark	T 0.250% due August 15, 2015
Benchmark Yield	0.320%
Re-Offer Yield	2.570%
Re-Offer Spread to UST	T+225 bps
Coupon	2.550% (semi-annual)
Day Count	30/360
Convention	Following, unadjusted
Business Days	New York and London
Sole Bookrunner and Lead Manager	RBS Securities Inc.
Senior Co-Managers	Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Co-Managers	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC CIBC World Markets Corp. HSBC Securities (USA) Inc. nabSecurities, LLC RBC Capital Markets, LLC TD Securities (USA) LLC UBS Securities LLC
Underwriting Discount	0.300%
Interest Payment Period	Semi-Annual
Interest Payment Date(s)	On the 18th day of each March and September, commencing on March 18, 2013, up to and including September 18, 2015
Interest Payment Record Date(s)	On the 1st day of each March and September commencing on March 1, 2013
Format	SEC-Registered
Denominations	USD $1,000 and integral multiples of USD $1,000 in excess thereof
Listing	An application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement	DTC and Euroclear/Clearstream
CUSIP / ISIN	780099CC9 / US780099CC94

*Note: The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.